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                                   EXHIBIT 11
                        CINCINNATI FINANCIAL CORPORATION
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                      (000's omitted except per share data)

                                                            Nine Months Ended       Three Months Ended
                                                               September 30,            September 30,
                                                         ----------------------    ---------------------
                                                           1999          1998        1999         1998
                                                           ----          ----        ----         ----
Basic earnings per share:

      Net income ...................................     $207,777     $195,943     $ 57,046     $ 52,915
                                                         ========     ========     ========     ========

      Average shares outstanding ...................      164,542      166,871      162,638      167,072
                                                         ========     ========     ========     ========

      Net income per common share ..................     $   1.26     $   1.17     $    .35     $    .31
                                                         ========     ========     ========     ========

Diluted earnings per share:

      Net income ...................................     $207,777     $195,943     $ 57,046     $ 52,915

      Interest on convertible debentures--net of tax        1,239        1,452          381          471
                                                         --------     --------     --------     --------

      Net income for per share calculation (diluted)     $209,016     $197,395     $ 57,427     $ 53,386
                                                         ========     ========     ========     ========

      Average shares outstanding ...................      164,542      166,871      162,638      167,072

      Effective of dilutive securities:

      5.5% convertible senior debentures ...........        2,889        3,547        2,889        3,547

      Stock options ................................        1,626        1,833        1,705        1,614
                                                         --------     --------     --------     --------

      Total dilutive shares ........................      169,057      172,251      167,232      172,233
                                                         ========     ========     ========     ========

      Net income per common share--diluted .........     $   1.24     $   1.15     $    .34     $    .31
                                                         ========     ========     ========     ========
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10Q/sa